EXHIBIT 99.1

Community West Bancshares Announces Final Redemption of Preferred Stock

GOLETA, Calif., Oct. 1, 2015 (GLOBE NEWSWIRE) -- Community West Bancshares (Company), (Nasdaq:CWBC), parent company of Community West Bank (Bank), today announced that the Federal Reserve Bank approved the Company's request for permission to redeem the remaining $5,574,000 of its 9%, Cumulative Perpetual Preferred Stock, Series A. The Company has finalized a $10 million line at a rate of one-month Libor plus 3.75% to assist in paying for this final redemption and use for other future corporate purposes.

"We are pleased to be able to announce this final redemption," said Martin Plourd, President and Chief Executive Officer. "We believe this redemption is further confirmation of the Company's continued operating improvement, financial strength and appropriate capital management."

The Company originally issued 15,600 shares of Fixed Rate Cumulative Perpetual Stock, Series A, to Treasury under the Troubled Asset Relief Program (TARP) Capital Purchase Program. In December 2012, Treasury auctioned the preferred shares to private investors. The purchase will not affect the Company's book value per common share, which was $7.19 at June 30, 2015. The Bank will continue to be considered well-capitalized under all regulatory guidelines.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship business banking, Manufactured Housing lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operation including statements regarding the declaration and payment of any future cash dividends and any future redemption of any 9% Cumulative Perpetual Preferred Stock, Series A. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy, expand its lending operations, and recognize earnings. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the Company's annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by the Company with the SEC.

CONTACT: Martin E. Plourd
         President/CEO
         805.692.4382
         www.communitywestbank.com